UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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UNIVERSAL DISPLAY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618

________________________

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 24, 2010
________________________

Dear Shareholders:

You are cordially invited to attend our 2010 Annual Meeting of Shareholders on Thursday, June 24, 2010, at 4:00 p.m., Eastern Time, at the Crowne Plaza Hotel (formerly the Holiday Inn on City Line Avenue), 4010 City Avenue, Philadelphia, Pennsylvania 19131.  We are holding the meeting to:

(1)	Elect seven members of our Board of Directors to hold one-year terms;

(2)	Approve an amendment to our Amended and Restated Articles of Incorporation to increase the authorized shares of our capital stock from 55,000,000 to 105,000,000;

(3)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010; and

(4)	Transact any other business that may properly come before the shareholders at the meeting.

If you were the record owner of shares of our common stock at the close of business on April 8, 2010, you may attend and vote at the meeting.  If you cannot attend the meeting, you may vote by returning the enclosed proxy card or, if you hold your shares in “street name,” the enclosed voting instruction form.  Any shareholder of record may vote in person at the meeting, even if he or she has already returned a proxy card.  A list of all shareholders of record will be made available for review by registered shareholders both at the meeting and, during regular business hours, at our headquarters in Ewing, New Jersey for 10 days prior to the meeting.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Ewing, New Jersey
April 26, 2010

As promptly as possible, please complete, sign, date and return the enclosed proxy card or voting instruction form in the postage-paid return envelope provided.  Please fill out and return the proxy card or instruction form whether or not you expect to attend the annual meeting in person.  If you are a shareholder of record and you attend the meeting in person, you may revoke your proxy and vote your shares at that time.

UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618
________________________

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 24, 2010
________________________

INFORMATION CONCERNING THIS SOLICITATION

The Board of Directors of Universal Display Corporation (we, us or the “Company”) is soliciting proxies for the 2010 Annual Meeting of Shareholders to be held on Thursday, June 24, 2010, at 4:00 p.m., Eastern Time, at the Crowne Plaza Hotel (formerly the Holiday Inn on City Line Avenue), 4010 City Avenue, Philadelphia, Pennsylvania 19131 (the “Annual Meeting”).  This proxy statement contains important information for shareholders to consider when deciding how to vote on the matters brought before the Annual Meeting.  Please read it carefully.

At the Annual Meeting, our shareholders will be asked to vote upon:

(1)	the election of seven members of our Board of Directors to hold one-year terms;

(2)	a proposal to approve an amendment to our Amended and Restated Articles of Incorporation to increase the authorized shares of capital stock of the Company from 55,000,000 to 105,000,000;

(3)	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009; and

(4)	such other business as may properly come before the shareholders at the Annual Meeting.

Voting materials, which include the proxy statement, a proxy card and our 2009 Annual Report to Shareholders, will be mailed to all registered shareholders beginning on or about April 26, 2010.  Shareholders holding their shares in “street name” should receive the proxy statement and a voting instruction form from their broker, bank or other custodian, nominee or fiduciary.  We will pay the expenses of these solicitations.  In addition to solicitation by mail, proxies may be solicited by telephone or in person by some of our officers, directors and regular employees or independent contractors who will not be specially engaged or compensated for such services.

Our principal executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618.  Our general telephone number is (609) 671-0980.

VOTING AT THE ANNUAL MEETING

Our Board of Directors has set April 8, 2010 as the record date for the Annual Meeting (the “Record Date”).  As of the Record Date, we had outstanding 37,565,808 shares of common stock and 200,000 shares of Series A Nonconvertible Preferred Stock.  Each holder of our common stock or Series A Nonconvertible Preferred Stock is entitled to one vote per share on all matters to be voted on at the Annual Meeting.  Holders of our common stock and Series A Nonconvertible Preferred Stock vote together as a single class on all matters.

Only shareholders of record as of the close of business on the Record Date may attend and vote at the Annual Meeting.  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the Annual Meeting will constitute a quorum for purposes of that matter.  Shareholders of record who return a proxy card but abstain from voting or fail to vote on a particular matter will be considered “present” for quorum purposes with respect to the matter.  In addition, shares held by brokers or nominees who have notified us on a proxy card or otherwise in accordance with industry practice that they have not received voting instructions with respect to a particular matter and that they lack or have declined to exercise voting authority with respect to such matter (referred to in this proxy statement as

“uninstructed shares”), will be considered “present” for quorum purposes with respect to the matter.  Votes not cast  by brokers or nominees with respect to uninstructed shares are referred to in this proxy statement as “broker non-votes.”

The persons named in the enclosed proxy will vote the shares represented by each properly executed proxy as directed therein.  In the absence of such direction on a properly executed proxy card, the persons named in the enclosed proxy will vote “FOR” the persons nominated by our Board of Directors for election as directors and “FOR” the proposals to amend our Amended and Restated Articles of Incorporation to increase the authorized shares of capital stock of the Company and to ratify the appointment of KPMG LLP as our independent registered public accounting firm.  As to other items of business that may properly be presented at the Annual Meeting for action, the persons named in the enclosed proxy will vote the shares represented by the proxy in accordance with their best judgment.

A shareholder of record may revoke his or her proxy at any time before its exercise by giving written notice of such revocation to our Corporate Secretary.  In addition, any shareholder of record may vote by ballot at the Annual Meeting, even if he or she has already returned a proxy card.

The preliminary voting results will be announced at the Annual Meeting.  The final results will be reported in a Current Report on Form 8-K to be filed within four business days following the date of the Annual Meeting.

Your vote is important.  Please complete, sign and return the accompanying proxy card or voting instruction form whether or not you plan to attend the Annual Meeting.  If you plan to attend the Annual Meeting to vote in person and your shares are registered with our transfer agent in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from that person or entity assigning you the right to vote your shares of common stock.

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Shareholders to be Held on June 24, 2010

This proxy statement and our 2009 Annual Report to Shareholders are available at www.universaldisplay.com in the “For Shareholders – SEC Documents” section.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at seven, all of whom are to be elected at the Annual Meeting.  Each director elected will serve until our next annual meeting of shareholders and such time as a successor has been selected and qualified, or until the director’s earlier death, resignation or removal.  Each nominee has consented to being nominated and to serve if elected.  If any nominee should subsequently decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall be determined by them in accordance with their best judgment.

Pursuant to our Amended and Restated Articles of Incorporation, the holder of our Series A Nonconvertible Preferred Stock is entitled to nominate and elect two of the members of our Board of Directors.  The holder of the Series A Nonconvertible Preferred Stock has waived this right with respect to the election of directors at the Annual Meeting.

All nominees are presently members of our Board of Directors whose terms expire at the Annual Meeting.  The nominees for election are set forth below.  The descriptions of the nominees for election set forth the experience, qualifications, attributes and skills that have led our Board of Directors to conclude that these nominees should serve as members of our Board of Directors.

NOMINEES FOR ELECTION AS DIRECTORS

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships

Sherwin I. Seligsohn	74
Mr. Seligsohn is our Founder and has been the Chairman of our Board of Directors since June 1995.  He also served as our Chief Executive Officer from June 1995 through December 2007, and as our President from June 1995 through May 1996.  Mr. Seligsohn serves as the sole Director, President and Secretary of American Biomimetics Corporation, International Multi-Media Corporation, and Wireless Unified Network Systems Corporation.  He is also Chairman of the Board of Directors, President and Chief Executive Officer of Global Photonic Energy Corporation.  From June 1990 to October 1991, Mr. Seligsohn was Chairman Emeritus of InterDigital Communications, Inc. (InterDigital), formerly International Mobile Machines Corporation.  He founded InterDigital and from August 1972 to June 1990 served as its Chairman of the Board of Directors.  Mr. Seligsohn is a member of the Industrial Advisory Board of the Princeton Institute for the Science and Technology of Materials (PRISM) at Princeton University.

Steven V. Abramson	58
Mr. Abramson is our President and Chief Executive Officer, and has been a member of our Board of Directors since May 1996.  Mr. Abramson served as our President and Chief Operating Officer from May 1996 through December 2007.  From March 1992 to May 1996, Mr. Abramson was Vice President, General Counsel, Secretary and Treasurer of Roy F. Weston, Inc., a worldwide environmental consulting and engineering firm.  From December 1982 to December 1991, Mr. Abramson held various positions at InterDigital, including General Counsel, Executive Vice President and General Manager of the Technology Licensing Division.  Mr. Abramson has also been a member of the Board of Directors of the OLED Association since its inception in 2008.

Sidney D. Rosenblatt	62
Mr. Rosenblatt is an Executive Vice President and has been our Chief Financial Officer, Treasurer and Secretary since June 1995.  He also has been a member of our Board of Directors since May 1996.  Mr. Rosenblatt is the owner of and served as the President of S. Zitner Company from August 1990 through December 1998.  From May 1982 to August 1990, Mr. Rosenblatt served as the Senior Vice President, Chief Financial Officer and Treasurer of InterDigital.

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships

Leonard Becker	86
Mr. Becker has been a member of our Board of Directors since February 2001. For the last 40 years, Mr. Becker has been a general partner of Becker Associates, which is engaged in real estate investments and management. He served on the Board of Directors of American Business Financial Services, Inc. (OTCBB: “ABFIQ.PK”), as well as on its compensation and audit committees, until March 2007. He also previously served as a director of Eagle National Bank and Cabot Medical Corporation.

Elizabeth H. Gemmill	64
Ms. Gemmill has been a member of our Board of Directors since April 1997. Since March 1999, she has been Managing Trustee and, more recently, President of the Warwick Foundation. From February 1988 to March 1999, Ms. Gemmill was Vice President and Secretary of Tasty Baking Company. Ms. Gemmill is the former Chairman of the Board of Philadelphia University (1998-2009) and serves on the Boards of Beneficial Mutual Bancorp, Inc., the Philadelphia College of Osteopathic Medicine, and the YMCA of Philadelphia and Vicinity. She previously served as a director of American Water Works Company, Inc. (NYSE: “AWK”) until it was sold in early 2003, and as a director of Philadelphia Consolidated Holdings Corporation (NASDAQ: “PHLY”) until it was sold in December 2008.

C. Keith Hartley	67
Mr. Hartley has been a member of our Board of Directors since September 2000. Since June 2000, he has been the President of Hartley Capital Advisors, a merchant banking firm. From August 1995 to May 2000, he was the managing partner of Forum Capital Markets LLC, an investment banking company. In the past, Mr. Hartley held the position of managing partner for Peers & Co. and Drexel Burnham Lambert, Inc. He also serves as a director of Idera Pharmaceuticals, Inc. (NASDAQ: “IDRA”) and Swisher International Group, Inc.

Lawrence Lacerte	57
Mr. Lacerte has been a member of our Board of Directors since October 1999. Since July 1998, he has been Chairman of the Board of Directors and Chief Executive Officer of Exponent Technologies, Inc., a company specializing in technology and Internet-related ventures. Prior to that time, he was the founder, Chairman of the Board of Directors and Chief Executive Officer of Lacerte Software Corp., which was sold to Intuit Corporation in June 1998.

Vote Required and Recommendation of our Board of Directors

Directors are elected by a plurality and the seven nominees who receive the most votes will be elected.  Shareholders may vote for or withhold their vote from each nominee, or the entire group of nominees as a whole.  Broker non-votes are not considered “votes cast” with respect to this proposal and will have no effect on the outcome of the election of directors.  Shareholders do not have cumulative voting rights with regard to the election of members of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES FOR DIRECTOR.

Director Independence

Our Board of Directors has determined that a majority of its members are “independent directors” within the meaning of applicable NASDAQ listing requirements.  Our independent directors are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte.  In addition, based on these listing requirements, our Board of Directors has determined that Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt are not independent directors because they are all officers of the Company.

Our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit Committee and Compensation Committee.

Board Meetings and Committees; Annual Meeting Attendance

In 2009, our Board of Directors held eight meetings.  Each member of the Board attended all of these meetings.  Our Audit Committee held six meetings in 2009.  Three members of the committee attended all of these meetings and one member of the committee attended five of the meetings.  Our Compensation Committee held seven meetings in 2009.  Each member of the committee attended all of these meetings.

All incumbent directors and nominees for election as director are encouraged, but not required, to attend our annual meetings of shareholders.  All but one of the current members of our Board of Directors attended our annual meeting of shareholders in 2009.

Director Nominations

Our Board of Directors has not established a standing committee to nominate candidates for election as directors.  Instead, a majority of our independent directors recommend, and our full Board of Directors selects, the candidates that will be nominated to stand for election as directors at our annual meeting of shareholders.  Our Board of Directors believes that this process is appropriate given the relatively small size of our Board of Directors and the fact that each independent director already serves on both the Audit Committee and the Compensation Committee.  Since we do not have a nominating committee, our Board of Directors has not adopted a nominating committee charter.

In nominating candidates for election as directors, both our independent directors and our full Board of Directors consider the skills, experience, character, commitment and diversity of background of each potential nominee, all in the context of the requirements of our Board of Directors at that point in time.  With respect to their consideration of diversity of background, neither our independent directors nor our full Board of Directors has a formal policy of assessing diversity with respect to any particular qualities or attributes.  Each candidate should be an individual who has demonstrated integrity and ethics, has an understanding of the elements relevant to the success of a publicly-traded company, and has established a record of professional accomplishment in such candidate’s chosen field.  Each candidate also should be prepared to participate in all Board and committee meetings that he or she attends, and should not have other personal or professional commitments that might reasonably be expected to interfere with or limit such candidate’s ability to do so.  Additionally, in determining whether to recommend a director for re-election, the director’s past attendance at Board and committee meetings is considered.

Our Board of Directors has no stated specific, minimum qualifications that must be met by candidates for election as directors.  However, in accordance with SEC rules and applicable NASDAQ listing requirements, at least one member of our Board of Directors is expected to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and a majority of the members of the Board are expected to meet the definition of “independent director” within the meaning of SEC rules and applicable NASDAQ listing requirements.

Any shareholder of record entitled to vote in the election of directors at an annual or special meeting of our shareholders may nominate one or more persons to stand for election to the Board at such meeting in accordance with the requirements of our Amended and Restated Bylaws.  In order to be considered by our Board of Directors in connection with the nominations process for our 2011 annual meeting of shareholders, all such director nominations must be received by our Corporate Secretary at our principal executive offices by February 24, 2011.  Each such submission must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws.  In addition, each such submission must include any other information required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Submissions should be addressed to our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

Our independent directors and the full Board of Directors will consider all candidates identified by shareholders through the processes described above, and will evaluate each of them, including incumbent directors, based on the same criteria.  Although we have no formal policy regarding shareholder nominees, our Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees.  The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, together with an assessment of whether such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time.

Board Leadership Structure

Since December 2007, when Mr. Abramson became our Chief Executive Officer and Mr. Seligsohn took the title Founder and Chairman of the Board, our Board of Directors has had a leadership structure in which the Board’s chair and our Chief Executive Officer are different persons.  Prior to that time, Mr. Seligsohn served both as Chief Executive Officer and Chairman of the Board.  However, since Mr. Seligsohn remains an officer of the Company, a member of our management team continues to serve as the leader of our Board.

We believe that the overlap between our Board and executive management has been advantageous to us, in that we have benefited from strong, clear, consistent and cohesive leadership, with a senior executive setting the tone and having ultimate responsibility for all of our operating and strategic functions, thus providing unified leadership and direction for our Board of Directors and our operational functions.  While our Board of Directors has never concluded that the role of Chairman must always be held by a senior executive, and reserves the right to reconsider this matter, it intends to continue the current arrangement for the foreseeable future.

Our Board of Directors does not have a lead independent director, but receives strong leadership from all of its independent members.  Additionally, as discussed above, our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit Committee and Compensation Committee.  All of our directors take active roles in the activities of our Board of Directors at meetings of the full Board.  The Board believes that this open structure, as compared to a system in which there is a designated lead independent director, facilitates a strong sense of responsibility among our directors, as well as active and effective oversight by the independent directors of our operations and strategic initiatives, including the risks that may be attendant thereto.  All members of our Board are able to propose items for inclusion on Board meeting agendas, and our Board meetings include time for discussion of items not on the formal agenda.

Our Board is comprised of four independent directors and three directors who are executive officers of the Company.  Each of our directors is a sophisticated and seasoned business person, experienced in board processes and knowledgeable regarding matters of corporate governance, and has substantial leadership experience in his or her field.  For additional information about the backgrounds and qualifications of our directors, see above under the heading “Proposal 1 – Election of Directors.”

Audit Committee

Our Board of Directors has established a standing Audit Committee.  The members of our Audit Committee are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte.  Ms. Gemmill is the Chairperson of our Audit Committee.

Our Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards.  The Audit Committee Charter was last reviewed by our Board of Directors on April 6, 2010, and a copy of the charter is publicly available through the “For Investors” section of our website at www.universaldisplay.com.

According to its charter, our Audit Committee is responsible for, among other things:

•	reviewing our financial statements and discussing these statements and other relevant financial matters with management and our independent registered public accounting firm;

•	selecting and evaluating our independent registered public accounting firm and approving all audit engagement fees and terms;

•	pre-approving all audit and non-audit services provided to us, including the scope of such services, the procedures to be utilized and the compensation to be paid;

•	assessing the effectiveness of our internal control system and discussing this assessment with management and our independent registered public accounting firm;

•
reviewing our financial reporting and accounting standards and principles, significant changes in these standards and principles, or in their application, and key accounting decisions affecting our financial statements, including alternatives to, and the rationale for, these decisions;

•
discussing with management and our independent registered public accounting firm, as appropriate, our risk assessment and risk management policies, including our major exposures to financial risk and the steps taken by management to monitor and mitigate these exposures; and

•
reviewing and investigating any matters pertaining to the integrity of management, including any actual or potential conflicts of interest or allegations of fraud, and the adherence of management to our standards of business conduct.

Each member of our Audit Committee meets the financial knowledge and independence criteria of the NASDAQ listing requirements.  Our Board of Directors has determined that Ms. Gemmill is an “audit committee financial expert” as such term is defined under SEC regulations, and that Ms. Gemmill meets the financial sophistication and independence standards mandated by the NASDAQ listing requirements.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Company management the audited financial statements of the Company for the fiscal year ended December 31, 2009, as well as management’s assessment of the Company’s internal control over financial reporting as of December 31, 2009.  In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU § 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, including the opinion regarding internal control over financial reporting pursuant to PCAOB Auditing Standard No. 5.  The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Commettee concerning independence, and has discussed the independence of KPMG LLP with that firm.  Based on the Audit Committee’s review of the matters noted above and its discussions with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2009.

Respectfully submitted by the Audit Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
C. Keith Hartley
Lawrence Lacerte

Compensation Committee

Our Board of Directors has established a standing Compensation Committee.  The members of our Compensation Committee are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte.  Ms. Gemmill is the Chairperson of our Compensation Committee.

Our Compensation Committee, which does not operate pursuant to a written charter, is responsible for, among other things:

•
recommending to the full Board of Directors the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer, Chief Financial Officer and other executive officers;

•	recommending to the full Board of Directors the compensation for service as a member of the Board of Directors or any Board committees;

•	reviewing and approving or ratifying management’s recommendations for equity compensation awards to other employees and consultants of the Company;

•
administering and discharging the duties imposed on the Committee under the terms of the Company’s Equity Compensation Plan, Employee Stock Purchase Plan and Supplemental Executive Retirement Plan; and

•	performing such other functions and duties as are deemed appropriate by the full Board of Directors.

Our Compensation Committee has historically determined the compensation for the Company’s executive officers in two stages.  Base salary adjustments and perquisites and other benefits (life insurance coverage, automobile allowance, etc.) have been approved to coincide with the annual employment anniversaries of these individuals with the Company.  Annual bonus equity compensation awards, long-term incentive equity compensation awards, and any special cash or non-cash awards have been granted shortly after year-end.  This enables the Committee to review the Company’s fiscal performance for the year in determining these grants.

For 2009, compensation for non-employee members of our Board of Directors was recommended by our Compensation Committee and approved in December 2008.  This compensation was paid in quarterly installments shortly following the end of each quarter during the year.  No separate compensation is awarded for committee service, and directors who are employees or officers of the Company do not receive compensation for their service on the Board.

In order to facilitate the Compensation Committee’s activities, Company management recommends to the Committee compensation for the Company’s executive officers and directors.  However, the Committee exercises independent judgment in determining compensation for the Company’s executive officers and directors, and in recommending this compensation to the full Board of Directors for approval.  As part of this process, the Committee meets in executive session to review and ultimately finalize its recommendations.

In 2009, the Compensation Committee engaged Hay Group, Inc. (Hay Group) as consultants to review compensation for the Company’s Chief Executive Officer and Chief Financial Officer.  Hay Group was asked to assess the competitiveness of the current compensation to these executive officers and to assess proposed equity retention grants to these officers.  Hay Group provided the Committee with reports comparing the total compensation for each of the Chief Executive Officer and Chief Financial Officer to that of comparable officers in a number of peer group companies.

The Compensation Committee also engaged Hay Group in 2009 to provide estimates of the financial impact of adopting a proposed supplemental retirement plan for certain of the Company’s executive officers.  The Committee had previously engaged Hay Group to provide a report outlining various design alternatives for the proposed plan, the prevalence of benefits offered by other companies with similar plans, projected cost estimates for implementation of the plan and a summary of other design and accounting considerations.

Compensation Committee Interlocks and Insider Participation

Each member of our Compensation Committee is an independent director under the NASDAQ listing requirements.  None of the members of our Compensation Committee were officers or employees of the Company or its subsidiary during 2009, were formerly officers of the Company or its subsidiary, or had any relationship with the Company since the beginning of 2009 that requires disclosure under Item 404 of Regulation S-K.  Nor have there been, since the beginning of 2009, any compensation committee interlocks involving our directors and executive officers that require disclosure under Item 407 of Regulation S-K.

In evaluating director independence, the Board of Directors considered our relationship with Exponent Technologies, Inc. (Exponent).  Exponent is, a provider of information system services for payroll, benefits and human resources management.  Mr. Lacerte is Chairman of the Board of Directors and Chief Executive Officer of Exponent.  For 2009, we paid a total of $14,593 to Exponent in connection with its provision of these services to us.  This amount is well below the threshold for director independence under the NASDAQ listing requirements.  There being no other factors suggesting that this relationship might impair Mr. Lacerte’s independence, our Board of Directors concluded that Mr. Lacerte should be treated as an independent director.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
C. Keith Hartley
Lawrence Lacerte

Shareholder Communications

Shareholders may send communications to our Board of Directors, or to individual members of our Board of Directors, care of our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.  In general, all shareholder communications sent to our Corporate Secretary for forwarding to our Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions.  However, our Corporate Secretary reserves the right to not forward to members of our Board of Directors any abusive, threatening or otherwise inappropriate materials.  Information on how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters can be found on the “For Investors” section of our website at www.universaldisplay.com.  The information on our website referenced in this proxy statement is not and should not be considered a part of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Compensation and benefits programs are an important part of the relationship between our Company and its executive officers.  Compensation for our executive officers is intended to be competitive, thereby allowing us to attract, motivate and retain talented personnel.  We also seek to reward our executive officers for accomplishments and contributions to the Company’s long-term strategic and short-term business goals.

How We Determine Executive Compensation

Each year, our Compensation Committee reviews and approves the compensation for our executive officers.  This process begins with a review of the compensation paid to our executive officers in recent prior years.  We use prior compensation as a starting point because we believe, as a general matter, that executive compensation should remain relatively consistent from year-to-year.  The market for our OLED technologies and materials is still at an early stage, which poses risks for our business.  By keeping executive compensation relatively constant year-to-year, we provide a stable pay environment for our executive officers while they work to grow our business and revenues.

With prior compensation as a baseline, we then consider the extent to which we have achieved our business goals for the current year, including our goals for revenue growth, expense management, balance sheet stability, technical progress, new and expanded business relationships and increased shareholder value.  We also evaluate the individual performance of our executive officers in relation to the achievement of our business goals.  As part of this process, we reassess our business goals in relation to the actual growth of the OLED market over the past year.  Since many of our business goals depend on dynamic market factors outside of the control of our executive officers, we want to ensure that we measure our Company’s and their individual performance against goals that are realistic.

In addition, we consider the expected contributions of each individual executive officer to the future of our business.  This helps us determine the value of long-term incentive compensation awards to our executive officers, such as shares of restricted stock.  In determining these awards, we also consider the level of compensation that would be appropriate for motivating each individual executive officer to remain committed to our Company and its future success.  Since the OLED market is still at an early stage, our executive officers face a risk that our business might not ultimately succeed.  We believe that long-term incentive compensation awards to our executive officers help offset that risk.

Finally, we consider other factors that may be relevant.  With respect to 2009 compensation decisions, for example, we considered whether the downturn in the general economy should have any impact on compensation decisions respecting our executive officers.

Executive management makes recommendations to our Compensation Committee regarding all aspects of compensation for our executive officers.  However, final decisions on any major element of compensation, as well as total compensation for our executive officers, are made by our Compensation Committee.  Awards to our executive officers are then approved by our full Board of Directors.  Our Chief Executive Officer does not participate in Compensation Committee or Board deliberations regarding his compensation.  Also, meetings of our Compensation Committee are scheduled well in advance of the proposed meeting date, and the Committee does not establish equity grant dates in order to affect the value of any particular award.

In making compensation decisions, we consider publicly available information regarding the compensation paid to executives at other companies.  However, this information is not tabulated or summarized, and we do not engage in any form of compensation benchmarking.  Instead, comparisons are more generally based on industry norms and compensation packages as reported by the public news media.

In determining executive compensation, we consider the current value to our executive officers of compensation paid or issued to them for prior years.  However, we have not focused on gains or losses from prior option grants or other awards because we believe that those gains or losses are not particularly significant in relation to overall compensation, and that gains or losses from prior awards do not have a substantial effect on the future performance of our executive officers.  We also do not use tally sheets in determining compensation for our executive officers.

From time to time, we utilize external consultants to assist it in determining executive compensation.  In 2009, the Compensation Committee of our Board of Directors engaged Hay Group as consultants to review compensation for the Company’s Chief Executive Officer and Chief Financial Officer, and to estimate the financial impact of adopting a proposed supplemental retirement plan for certain of the Company’s executive officers.

Elements of Compensation

For 2009, total compensation to our executive officers consisted of the following elements:

•	Base salaries;
•	Annual bonus equity compensation awards;
•	Long-term incentive equity compensation awards;
•	Special cash and non-cash awards; and
•	Perquisites and other benefits.

Our executive officers receive both cash and non-cash, or equity, compensation.  Equity compensation is further broken down into annual bonus awards that vest immediately, long-term incentive awards that typically vest with continued service over time, and special non-cash awards tied to particular events.  We utilize annual bonus awards and special cash and non-cash awards to reward our executive officers for their performance during the past year.  We use long-term incentive awards that vest over time largely to motivate our executive officers to perform in future years.  Beginning in 2010, we will also use supplemental retirement benefits to incentivize our executive officers to continue to provide valuable leadership to the Company.  We believe that each of these components is an important and necessary element of executive compensation.

Actual compensation amounts are determined by our Compensation Committee in its discretion.  However, the mix of compensation components has remained relatively consistent year-to-year, in large part because there are few similarly situated companies with which we compare ourselves, and because our executive officers have come to expect an element of consistency in their compensation over time.

Should unusual events or circumstances occur which have a material impact on our Company, we would expect the Compensation Committee to consider them in deciding whether to make any significant changes in executive compensation.  With respect to 2009, the Committee considered whether general economic conditions should have any impact on our executive compensation.  Ultimately, the Committee determined that there is, at present, a limited connection between the Company’s growth and development and the current state of the overall economy.

Base salaries

We believe that there is a general expectation by our executive officers that their base salaries will remain relatively consistent year-to-year, subject to limited merit-based adjustments.  We also believe that this relatively simple approach is commonly used to determine the base salaries of executives at other small companies.  More substantial adjustments in the base salaries of our executive officers may be warranted in the future when the market for our OLED technologies and materials matures, or under circumstances different from those in our current environment.

In 2009, the base salaries of our executive officers were moderately increased over the prior year.  This was consistent with prior year base salary increases for these executive officers, and with increases in the base salaries of our other employees during 2009.  The increases were primarily merit-based and intended to reward our executive officers for their overall performance on behalf of the Company.  To a lesser extent, the increases were intended to offset increases in the cost of living, although no actual survey of cost of living indices was conducted.

The base salaries of Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt were adjusted effective as of July 1, 2009, the traditional salary adjustment date for each of these individuals.  Dr. Brown’s base salary was adjusted effective as of June 22, 2009, her annual employment anniversary date.  Ms. Mahon’s base salary was adjusted effective as of January 1, 2009, her annual employment anniversary date.

Consistent with previous years, all adjustments to the salaries of our executive officers were recommended by executive management and approved by our Compensation Committee at meetings held on April 7, 2009 (Ms. Mahon) and June 25, 2009 (Mr. Seligsohn, Mr. Abramson, Mr. Rosenblatt and Dr. Brown).

As in the past, each of Mr. Abramson and Mr. Rosenblatt received the same base salary in 2009.  This reflects our historic practice of treating these two individuals equally based on their longstanding dedication and commitment to the Company, their shared responsibility for overall management of the Company, and the comparable value that each of them has provided and continues to provide to our business success.

As in prior years, Mr. Seligsohn’s base salary for 2009 was set taking into account his shared duties and responsibilities for other companies that he previously founded.  Most notable in this regard is Global Photonic Energy Corporation (GPEC), a privately-held corporation of which Mr. Seligsohn and his family are the largest shareholders, and for which Mr. Seligsohn serves as Chairman of the Board of Directors and Chief Executive Officer.

Annual bonus equity compensation awards

Bonus equity compensation awards are typically awarded to our executive officers on an annual basis at or shortly after the end of each calendar year.  These awards have historically taken the form of immediately-vesting shares of our common stock, and this practice continued with the awards made for 2009.  The awards are determined based on both Company and individual performance during the prior year.  They are recommended by executive management and approved by our Compensation Committee and full Board of Directors.

Our Compensation Committee did not set formal performance goals and corresponding awards for the Company’s executive officers for 2009.  As it had in prior years, the Committee determined that the awards to the Company’s executive officers for 2009 would be recommended by the Committee in its discretion, taking into consideration the Company’s financial results, business performance and other relevant factors, at year-end.  The Committee concluded that this approach was appropriate in light of the early stage of the OLED market and the difficulty in assessing the Company’s performance by traditional financial metrics.

Bonus equity compensation awards to our executive officers for 2009 were recommended by our Compensation Committee and approved by our full Board of Directors at meetings held on January 6, 2010.  On that date, the closing price of our common stock on the NASDAQ Global Market was $14.17 per share.  The awards took the form of immediately vesting shares of our common stock in the following amounts:  Mr. Seligsohn – 12,702 shares; Mr. Abramson – 22,230 shares; Mr. Rosenblatt – 22,230 shares; Dr. Brown – 14,608 shares; and Ms. Mahon – 5,398 shares.  Portions of the shares awarded were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these individuals.  The number of shares so withheld were as follows:  Mr. Seligsohn – 4,176 shares; Mr. Abramson – 9,175 shares; Mr. Rosenblatt – 9,174 shares; Dr. Brown – 4,730 shares; and Ms. Mahon – 2,290 shares.

Based on the closing price of our common stock on each respective grant date, the value of the bonus equity compensation awards to Mr. Seligsohn, Mr. Abramson, Mr. Rosenblatt, Dr. Brown and Ms. Mahon for 2009 were 10% lower than the corresponding awards that these individuals received for 2008.  Our executive management recommended, and the Committee agreed, that this was appropriate given our current business and financial situation.  In recommending the awards, executive management noted that the Company’s performance in 2009, although very good considering prevailing economic conditions, did not meet all of management’s expectations.

For the reasons indicated earlier, Mr. Abramson and Mr. Rosenblatt again received the same bonus equity compensation awards for 2009, and Mr. Seligsohn’s award was set taking into account his shared duties and responsibilities for GPEC and other companies.

Long-term incentive equity compensation awards

Long-term incentive equity compensation awards are typically granted to our executive officers on an annual basis in conjunction with the grant of annual bonus equity compensation awards to these individuals.  These awards previously were issued in the form of options to purchase shares of our common stock.  However, due to changes in the financial accounting rules based on the adoption of SFAS No. 123R, this practice was discontinued for years after

2005.  Since then, long-term incentive equity compensation awards to our executive officers have taken the form of restricted shares of our common stock.  The shares vest over a period of time and vesting is contingent on the officer continuing to be employed by us on the vesting date.

We use long-term incentive equity compensation awards to link the compensation paid to our executive officers with their future performance and the future performance of our common stock.  We believe that this helps align the interests of our executive officers with those of our shareholders.  We also use these awards to encourage our executive officers to remain with the Company through the applicable vesting period.  As with other compensation to our executive officers, long-term incentive equity compensation awards are recommended by executive management and approved by our Compensation Committee and full Board of Directors.

Long-term incentive equity compensation awards to our executive officers were approved at meetings of our Compensation Committee and full Board of Directors on January 6, 2009.  These awards took the form of restricted shares of our common stock as follows:  Mr. Seligsohn – 19,762 shares; Mr. Abramson – 29,644 shares; Mr. Rosenblatt – 29,644 shares; Dr. Brown – 21,739 shares; and Ms. Mahon – 6,225 shares.  The shares vest in equal increments of one-third each on the next three anniversaries of the grant date, provided that the officer is an employee of the Company on the applicable vesting date. As with other compensation, Mr. Abramson and Mr. Rosenblatt received the same long-term incentive equity compensation awards, and Mr. Seligsohn’s award was set taking into account his shared duties and responsibilities for GPEC and other companies.

The first one-third of the restricted share awards granted to our executive officers on January 6, 2009 vested on January 6, 2010.  This resulted in the issuance of shares of common stock to our executive officers as follows:  Mr. Seligsohn – 6,587 shares; Mr. Abramson – 9,881 shares; Mr. Rosenblatt – 9,881 shares; Dr. Brown – 7,246 shares; and Ms. Mahon – 2,075 shares.  As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers.  The number of shares so withheld were as follows:  Mr. Seligsohn – 1,944 shares; Mr. Abramson – 3,904 shares; Mr. Rosenblatt – 3,904 shares; Dr. Brown – 2,139 shares; and Ms. Mahon – 824 shares.

The second one-third of restricted share awards previously granted to our executive officers on January 9, 2008, and the final one-third of restricted share awards previously granted to our executive officers on January 9, 2007, vested on January 9, 2010.  This resulted in the issuance of additional shares of common stock to our executive officers as follows:  Mr. Seligsohn – 8,198 shares; Mr. Abramson – 12,296 shares; Mr. Rosenblatt – 12,296 shares; Dr. Brown – 8,198 shares; and Ms. Mahon – 2,458 shares.  For these awards, the number of shares withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers were as follows:  Mr. Seligsohn – 2,419 shares; Mr. Abramson – 4,859 shares; Mr. Rosenblatt – 4,859 shares; Dr. Brown – 2,419 shares; and Ms. Mahon – 849 shares.

In addition, special restricted share awards were approved by our Compensation Committee and Board of Directors on March 18, 2010 for Mr. Abramson and Mr. Rosenblatt.  For each of Mr. Abramson and Mr. Rosenblatt, the award relates to 250,000 shares of our common stock.  The Company determined that it was in the best interests of our shareholders to grant these special retention awards to induce Mr. Abramson and Mr. Rosenblatt to continue to remain in the service of the Company and to promote the development of the Company, ensuring that the Company continues to benefit from their valuable leadership and vision.  Consistent with other executive compensation decisions, Mr. Abramson and Mr. Rosenblatt received the same award amount.

Each special retention award for Mr. Abramson and Mr. Rosenblatt will vest ratably over a five-year period beginning on the first anniversary of the date of grant, subject to continued employment with the Company through the applicable vesting date.  The awards are subject to accelerated vesting in the event of a change in control of the Company.  Mr. Abramson and Mr. Rosenblatt are required to retain the shares for five years after vesting.

Supplemental Retirement Benefits

On March 18, 2010, our Compensation Committee and our Board of Directors approved and adopted the Universal Display Corporation Supplemental Executive Retirement Plan (the “SERP”), effective April 1, 2010.  The SERP is a nonqualified deferred compensation plan under the Internal Revenue Code of 1986, as amended (the “IRC”), and is unfunded.  Participants include management or highly compensated employees of the Company who are selected by the Compensation Committee to receive benefits under the SERP.  Mr. Abramson, Mr. Rosenblatt, Dr. Brown and Ms. Mahon have all been designated as participants in the SERP.

We adopted the SERP to incentivize our executive officers to remain with the Company through retirement age.  Under the SERP, if a participant resigns or is terminated without cause at or after age 65 and with at least 20 years of service, he or she will be eligible to receive a SERP benefit.  The benefit is based on a percentage of the participant’s annual base salary for the life of the participant.  This percentage is 50%, 25% or 15%, depending on the participant’s benefit class.  If a participant resigns at or after age 65 and with at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit.  If a participant is terminated without cause or on account of a disability after at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit regardless of age.  The prorated benefit in either case will be based on the participant’s number of years of service (up to 20), divided by 20. In the event a participant is terminated for cause, his or her SERP benefit and any future benefit payments are subject to immediate forfeiture.

In the event of a change in control of the Company, each participant in the SERP will become immediately vested in his or her benefit thereunder.  Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20.  If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

Mr. Abramson, Mr. Rosenblatt, Dr. Brown and Ms. Mahon are designated participants in the 50% benefit class.  Their ages and respective years of service at present are set forth in the table below:

Name	Age	Years of Service
Steven Abramson	58	13
Sidney Rosenblatt	62	14
Julia Brown	49	11
Janice Mahon	52	12

As individuals with special expertise and institutional knowledge that the Company considers to be highly valuable to the Company’s continued success, Mr. Abramson and Mr. Rosenblatt are designated as special participants under the SERP.  If either of them resigns or is terminated without cause after 20 years of service, or at or after age 65 and with at least 15 years of service, he will be eligible to receive a SERP benefit.  If either of them is terminated without cause or on account of a disability, he will be eligible to receive a prorated SERP benefit regardless of age.  The prorated benefit will be based on his number of years of service (up to 20), divided by 20.

The SERP benefit for each of Mr. Abramson and Mr. Rosenblatt is based on 50% of his annual base salary for his life and the life of his surviving spouse, if any.  Payments are based on a present value calculation of the benefit amount for the actuarial remaining life expectancies of him and his surviving spouse, if any.  If either of them dies before reaching age 65, the benefit is not forfeited if his surviving spouse, if any, lives until he would have reached age 65.  If his spouse also dies before he would have reached age 65, the benefit is forfeited.

Except as described above, Mr. Abramson and Mr. Rosenblatt are subject to the same treatment as other participants in the SERP.

Special cash and non-cash awards

From time to time, we issue special cash and non-cash awards to our employees, including our executive officers.  For example, we have historically awarded a small amount of equity compensation to our employees in connection with the filing and issuance of U.S. patents on which they are named inventors.  From time to time, we have also issued cash awards to our employees in connection with their having achieved special recognition in their field or in the industry.  We believe that these awards are a small but important component of compensation intended to recognize our employees for special individual accomplishments that are likely to benefit us and our business.

Our executive management recommended, and our Compensation Committee approved, a special non-cash award of $500 to Dr. Brown during 2009.  This award was granted in recognition of the filing of a U.S. patent application on which Dr. Brown was a named inventor.  The actual number of shares was determined based on the closing price of the common stock on the NASDAQ Global Market on the date of grant, with the remaining amount after the issuance of a whole number of shares being paid to Dr. Brown in cash.  As with other equity awards, some of the shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of Dr. Brown.

These share awards to Dr. Brown were granted consistent with our historical practice of awarding equity compensation based on the filing and issuance of U.S. patents on which our employees are named inventors.  We did not issue any other special cash or non-cash awards to our executive officers in 2009.

Perquisites and other benefits

We provide benefits to all of our employees, including our executive officers.  These include paid time off, paid sick time, Company-sponsored life, short-term and long-term disability insurance, individual and family medical and dental insurance, 401(k) plan matching contributions, and other similar benefits.  We believe that these benefits are an important factor in helping us maintain good relations with our employees and in creating a positive work environment.

For some of these employee benefits, the actual amount provided depends on the employee’s salary, such that our higher-salaried employees, including our executive officers, receive total benefits that are greater than those of other employees. For example, matching contributions under our 401(k) plan were the maximum permissible amount of $7,350 for each of our executive officers in 2009.

We also made life and disability insurance premium payments on behalf of our executive officers in 2009.  Again, the actual amount of these payments depends in part on the employee’s age and salary, such that payments made on behalf of our older or higher-salaried employees, which includes our executive officers, will be greater than those made on behalf of other employees.  These life insurance premium payments were also higher for our executive officers because they are entitled to a benefit equal to two times their annual base salary, as compared to our other employees who are entitled to a benefit equal to their annual base salary.  In addition, we made premium payments for supplemental disability insurance coverage for Mr. Abramson and Mr. Rosenblatt.  However, the dollar value of all of these payments was relatively small compared to the total compensation paid to our executive officers for the year, and in any event we consider these type of benefits to be standard components of executive compensation at most companies.

In 2009, we provided an automobile allowance of $500 per month to each of Mr. Abramson and Mr. Rosenblatt, and we attributed $416 in income to Mr. Seligsohn’s for his use of a Company-owned automobile.  In addition, we reimbursed Mr. Abramson and Mr. Rosenblatt for reasonable expenses associated with the automobiles they used to commute to our offices in Ewing, New Jersey, such as expenses for automobile repairs and insurance.  Both of these individuals live a considerable distance from our offices in Ewing, New Jersey, such that we believe it is appropriate to partially compensate them for their work-related automobile usage.  Again, we do not consider this additional benefit to be a substantial component of executive compensation.

Our executive officers have been receiving the benefits described above for the past several years.  Our Compensation Committee approved continuation of these benefits for our executive officers at a meeting held on June 25, 2009.  This approval occurred in conjunction with the Committee’s approval of annual base salary increases for our executive officers.

Stock Ownership Guidelines

We do not have any stock ownership guidelines for our executive officers.  However, all of our executive officers are major shareholders in the Company, and all have substantial holdings of outstanding stock and vested stock options or stock purchase warrants.  The special retention awards granted to Mr. Abramson and Mr. Rosenblatt are required to be retained by them for five years after vesting.  We believe that the current holdings of our executive officers and the restrictions imposed on these special retention awards are sufficient to ensure that our executive officers remain committed to our Company and its business.

Recovery of Bonuses

We do not have any formal policy respecting the recovery of bonuses or other amounts from our executive officers due to the restatement or adjustment of any performance measures on which they were based.  Since bonus and other equity compensation awards to our executive officers have not been based on any specific or measurable performance objectives, we do not believe that such a policy is appropriate at this time.

Change in Control Payments

In April 2003, we entered into change in control agreements with our executive officers.  These agreements were amended and restated in November 2008 in order to bring them into compliance with the strict timing and documentary requirements of Section 409A of the IRC and the regulations issued thereunder.  Both the original agreements and the amended and restated agreements were approved by our Board of Directors.

The change in control agreements provide for certain cash payments and other benefits to our executive officers in the event that their employment is terminated, or their responsibilities are substantially reduced, in connection with a change in control of the Company.  We believe that these agreements help to reinforce and encourage the continued attention and dedication of our executive officers to the Company in the event they are asked to help facilitate a change in control.

Under the change in control agreements, our executive officers would receive benefits equal to two times their base salaries and annual bonuses, plus ancillary benefits relating to life and disability insurance, medical and dental coverage and employment outplacement services.  The change in control agreements utilize a “double-trigger” mechanism because we believe that our executive officers should only receive these benefits if they suffer a reduction in employment status associated with a change in control.  The agreements also include “gross-up” provisions that would compensate our executive officers for any taxes they might owe in connection with receipt of these benefits.

We believe that the terms of the change in control agreements for our executive officers are reasonable and appropriate for a small company with new and exciting technologies such as ours.  More detailed information about these agreements and the specific benefits and compensation payable to our executive officers in connection with a change in control are set forth elsewhere in this proxy statement.

In addition, in the event of a change in control of the Company, each SERP participant will become immediately vested in his or her SERP benefit.  Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20.  If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

Tax Consequences of Our Compensation Program

Internal Revenue Code §162(m)

In determining the total compensation payable to our executive officers, we considered the potential impact of Section 162(m) of the IRC.  Section 162(m) disallows any publicly-held corporation from taking a tax deduction for compensation in excess of $1 million paid to its executive officers in any taxable year, unless that compensation is performance-based.  Our policy is that executive compensation qualify for deductibility under applicable tax laws to the extent consistent with our overall compensation objectives.  We believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the amount and form of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Internal Revenue Code §409A

Section 409A of the IRC provides that nonqualified deferred compensation benefits are includible in an employee’s income when vested, unless certain requirements are met.  If these requirements are not met, employees are also subject to an additional income tax and interest.  Our compensation plans and arrangements are drafted to meet any applicable requirements of Section 409A.  Change in control agreements with our executive officers were amended in November 2008 to ensure compliance with these requirements.  The SERP, as adopted, is intended to comply with the requirements of Section 409A.  As a result, all of our executive officers will be taxed when any deferred compensation is actually paid to them, and we will be entitled to a tax deduction at that time.

Internal Revenue Code §280G

Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments.”  Additionally, Section 4999 of the IRC imposes a 20% excise tax on any person who receives excess parachute payments.  Presently, all of our executive officers are entitled to payments upon the termination of their employment following a change in control of the Company, some of which may qualify as “excess parachute payments.”  Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Section 280G of the IRC.  Moreover, we are required to make additional payments to these individuals to cover any excise taxes imposed on them by reason of the payments they receive in connection with a change in control.  As previously indicated, we believe that this tax “gross-up” obligation is reasonable and appropriate given our current size and status.

New Executive Officer

Effective January 1, 2010, Dr. Michael G. Hack became an executive officer of our Company.  Dr. Hack is our Vice President of Strategic Product Development and the General Manager of our OLED Lighting and Custom Displays Business.

Summary Compensation Table

The following table provides information on the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other three highest-paid executive officers for services in all capacities to the Company and its subsidiaries for 2009, 2008 and 2007.  This group is referred to in this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Sherwin I. Seligsohn………….. Founder and Chairman of the Board (1)	2009	306,464	–––	399,983	(2)	–––		21,811	(3)	728,258
	2008	295,931	–––	399,995	(4)	–––		20,573	(5)	716,499
	2007	279,404	–––	399,993	(6)	–––		19,673	(7)	699,070
Steven V. Abramson………….. President and Chief Executive Officer(1)	2009	506,552	–––	649,987	(2)	–––		31,210	(8)	1,187,749
	2008	489,149	–––	649,970	(4)	–––		25,303	(9)	1,164,422
	2007	461,829	–––	649,984	(6)	–––		28,418	(10)	1,140,231
Sidney D. Rosenblatt………….. Executive Vice President and Chief Financial Officer	2009	506,552	–––	649,987	(2)	–––		37,080	(11)	1,193,620
	2008	489,149	–––	649,970	(4)	–––		34,166	(12)	1,173,285
	2007	461,829	–––	649,984	(6)	–––		32,984	(13)	1,144,797
Julia J. Brown, Ph.D…………... Senior Vice President and Chief Technical Officer	2009	356,125	–––	450,488	(2)(14)	–––		9,796	(15)	816,409
	2008	326,553	–––	426,972	(4)(16)	–––		9,023	(17)	762,548
	2007	289,002	–––	399,993	(6)	1,790	(18)	8,283	(19)	699,068
Janice K. Mahon…………... Vice President of Technology Commercialization and General Manager of Material Supply Business	2009	249,367	–––	147,995	(2)	–––		9,720	(20)	407,081
	2008	243,032	–––	139,989	(4)	–––		9,106	(21)	392,127
	2007	–––	–––	–––		–––		–––		–––
_______________

(1)
Effective as of January 1, 2008, Mr. Seligsohn was appointed to the newly-created officer position of Founder and Chairman of the Board, and Mr. Abramson was named our President and Chief Executive Officer.

(2)
This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2009.  The amount includes both restricted and unrestricted shares of common stock granted to the Named Executive Officer on January 6, 2009.  With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes.  These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the headings “Annual bonus equity compensation awards” and “Long-term incentive equity compensation awards.”

(3)	Based on (a) auto expense reimbursements and allowance of $416; (b) life and disability insurance premium payments of $14,046; and (c) 401(k) plan contributions of $7,350.

(4)
This amount, which differs from the amount reported in our proxy statement for 2009 due to a change in SEC regulations, is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2008.  The amount includes both restricted and unrestricted shares of common stock granted to the Named Executive Officer on January 9, 2008.  With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes.  These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the headings “Annual bonus equity compensation awards” and “Long-term incentive equity compensation awards.”

(5)	Based on (a) auto expense reimbursements and allowance of $1,064; (b) life and disability insurance premium payments of $12,609; and (c) 401(k) plan contributions of $6,900.

(6)
This amount, which differs from the amount reported in our proxy statements for 2009 and 2008 due to a change in SEC regulations, is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2007.  The amount includes both restricted and unrestricted shares of common stock granted to the Named Executive Officer on January 9, 2007.  With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes.  These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the heading “Annual bonus equity compensation awards.”

(7)	Based on (a) auto expense reimbursements and allowance of $919; (b) life and disability insurance premium payments of $12,004; and (c) 401(k) plan contributions of $6,750.

(8)	Based on (a) auto expense reimbursements and allowance of $10,228; (b) life and disability insurance premium payments of $13,632; and (c) 401(k) plan contributions of $7,350.

(9)	Based on (a) auto expense reimbursements and allowance of $7,045; (b) life and disability insurance premium payments of $11,358; and (c) 401(k) plan contributions of $6,900.

(10)	Based on (a) auto expense reimbursements and allowance of $7,927; (b) life and disability insurance premium payments of $13,741; and (c) 401(k) plan contributions of $6,750.

(11)	Based on (a) auto expense reimbursements and allowance of $10,610; (b) life and disability insurance premium payments of $19,121; and (c) 401(k) plan contributions of $7,350.

(12)	Based on (a) auto expense reimbursements and allowance of $7,559; (b) life and disability insurance premium payments of $19,707; and (c) 401(k) plan contributions of $6,900.

(13)	Based on (a) auto expense reimbursements and allowance of $8,743; (b) life and disability insurance premium payments of $17,491; and (c) 401(k) plan contributions of $6,750.

(14)
Also based on (a) the grant date fair value of 35 shares of common stock granted on June 25, 2009 as a bonus for the filing of a U.S. patent application that was assigned to the Company; and (d) 14 shares of common stock withheld for payment of $141 in associated payroll taxes.

(15)	Based on (a) life and disability insurance premium payments of $2,446; and (c) 401(k) plan contributions of $7,350.

(16)
Also based on (a) the grant date fair value of 24 shares of common stock granted on June 19, 2008 as a bonus for the issuance of a U.S. patent application that was assigned to the Company; (b) the grant date fair value of 64 shares of common stock granted on November 4, 2008 as a bonus for the issuance of two U.S. patent applications that were assigned to the Company; (c) the grant date fair value of 39 shares of common stock granted on December 18, 2008 as a bonus for the issuance of a U.S. patent application that was assigned to the Company; and (d) 51 shares of common stock withheld for payment of $569 in associated payroll taxes.

(17)	Based on (a) life and disability insurance premium payments of $2,123; and (b) 401(k) plan contributions of $6,900.

(18)
Based on the grant date fair value of 250 stock options, with an exercise price of $14.16 per share, granted on January 15, 2007 as a bonus for the issuance of a U.S. patent that was assigned to the Company.

(19)	Based on (a) life and disability insurance premium payments of $1,533; and (b) 401(k) plan contributions of $6,750.

(20)	Based on (a) life and disability insurance premium payments of $2,370; and (b) 401(k) plan contributions of $7,350.

(21)	Based on (a) life and disability insurance premium payments of $2,206; and (b) 401(k) plan contributions of $6,900.

Compensation to each of the named executive officers in 2009, 2008 and 2007 consisted of the following:

•	Base salary, paid in cash;

•	Discretionary awards of unrestricted common stock granted as performance bonuses on January 6, 2009, January 9, 2008, and January 9, 2007;

•	Discretionary awards of restricted common stock granted as long-term incentive equity compensation on January 6, 2009, January 9, 2008 and January 9, 2007;

•
In the case of Mr. Seligsohn and Dr. Brown, unrestricted stock and/or stock option awards granted as bonuses for the filing of U.S. patent applications or the issuance of U.S. patents on which they are named inventors, and with respect to which the Company is the assignee; and

•	Perquisites in the form of auto expense allowances and reimbursements, life and disability insurance premium payments, and 401(k) plan matching contributions.

Grants of Plan-Based Awards Table

The following table summarizes each grant of an award made to a Named Executive Officers in 2009.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Sherwin I. Seligsohn….….….….….….….….….….	1/6/2009	39,524	(1)	–––	–––	399,983
Steven V. Abramson….….….….….….….….….….	1/6/2009	64,228	(2)	–––	–––	649,987
Sidney D. Rosenblatt….….….….….….….….….….	1/6/2009	64,228	(2)	–––	–––	649,987
Julia J. Brown, Ph.D…..….….….….….….….….….	1/6/2009	44,466	(3)	–––	–––	449,996
Janice K. Mahon….......….….….….….….….….….	1/6/2009	14,624	(4)	–––	–––	147,995
Julia J. Brown, Ph.D…..….….….….….….….….….	6/25/2009	49	(5)	–––	–––	492
_______________

(1)
Consists of (a) an award of 19,762 immediately vesting shares of common stock, with a certificate for 13,329 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes; and (b) an award of 19,762 shares of restricted common stock, which shares vest in equal increments over the first three anniversaries of the grant date, provided that the grantee is an employee of the Company at such time.

(2)
Consists of (a) an award of 34,584 immediately vesting shares of common stock, with a certificate for 20,369 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes; and (b) an award of 29,644 shares of restricted common stock, which shares vest in equal increments over the first three anniversaries of the grant date, provided that the grantee is an employee of the Company at such time.

(3)
Consists of (a) an award of 22,727 immediately vesting shares of common stock, with a certificate for 15,430 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes; and (b) an award of 21,739 shares of restricted common stock, which shares vest in equal increments over the first three anniversaries of the grant date, provided that the grantee is an employee of the Company at such time.

(4)
Consists of (a) an award of 8,399 immediately vesting shares of common stock, with a certificate for 4,869 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes; and (b) an award of 6,225 shares of restricted common stock, which shares vest in equal increments over the first three anniversaries of the grant date, provided that the grantee is an employee of the Company at such time.

(5)
Consists of an award of 49 immediately vesting shares of common stock, with a certificate for 35 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes.

Grants of plan-based awards to each of the named executive officers in 2009 consisted of the following:

•	Discretionary awards of unrestricted common stock granted as performance bonuses for 2008;

•	Discretionary awards of restricted common stock granted as long-term incentive equity compensation, with the award vesting in equal increments over the first three anniversaries of the grant date; and

•	In the case of Dr. Brown, a stock award granted as a bonus for the filing of a U.S. patent application on which she is a named inventor, and with respect to which the Company is the assignee.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the outstanding equity awards to the Named Executive Officers as of December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)
Sherwin I. Seligsohn……...….….….….….….….….….	15,000		9.4375	12/14/2010
	20,000		10.3125	3/30/2011
	40,250		8.56	12/17/2011
	40,000		5.45	9/23/2012
	250		6.65	1/24/2013
	40,000		16.94	1/20/2014
	50,000		8.14	1/18/2015
	50,000		10.51	12/30/2015
	250		12.40	6/20/2016
					31,595	390,514

Steven V. Abramson……...….….….….….….….….….	15,000	(1)	9.4375	12/14/2010
	20,000	(2)	10.3125	3/30/2011
	40,000	(3)	8.56	12/17/2011
	18,400		5.45	9/23/2012
	40,000	(3)	16.94	1/20/2014
	50,000	(4)	8.14	1/18/2015
	50,000	(4)	10.51	12/30/2015
					29,804	368,377

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)
Sidney D. Rosenblatt……..….….….….….….….….….	15,000		9.4375	12/14/2010
	20,000		10.3125	3/30/2011
	40,000		8.56	12/17/2011
	40,000		5.45	9/23/2012
	40,000		16.94	1/20/2014
	50,000		8.14	1/18/2015
	50,000		10.51	12/30/2015
					47,392	585,765

Julia J. Brown, Ph.D……...….….….….….….….….….	90,000		16.75	4/18/2010
	10,000		24.375	6/21/2010
	10,000		9.4375	12/14/2010
	250		10.375	2/15/2011
	20,000		10.3125	3/30/2011
	500		13.90	4/19/2011
	30,000		8.56	12/17/2011
	250		9.10	4/15/2012
	30,000		5.45	9/23/2012
	250		9.94	11/18/2012
	250		9.60	6/16/2013
	30,000		16.94	1/20/2014
	500		13.28	4/20/2014
	250		10.07	11/23/2014
	40,250		8.14	1/18/2015
	500		9.43	6/7/2015
	40,000		10.51	12/30/2015
	250		11.89	1/17/2016
	250		14.16	1/15/2017
					33,572	414,950

Janice K. Mahon……...…..….….….….….….….….….	7,500	(5)	9.4375	12/14/2010
	15,000	(5)	10.3125	3/30/2011
	17,500		8.56	12/17/2011
	17,500		5.45	9/23/2012
	10,000		13.92	12/23/2013
	15,000		8.14	1/18/2015
	20,000		10.51	12/30/2015
					9,773	120,794

(1)	Mr. Abramson has a pecuniary interest in only 6,900 of these stock options.

(2)	Mr. Abramson has a pecuniary interest in only 9,200 of these stock options.

(3)	Mr. Abramson has a pecuniary interest in only 18,400 of these stock options.

(4)	Mr. Abramson has a pecuniary interest in only 23,000 of these stock options.

(5)	Ms. Mahon has a pecuniary interest in only one-half of these stock options.

Option Exercises and Stock Vested Table

The following table summarizes the exercises of stock options, SARs and other similar instruments, and the vesting of stock, including restricted stock, restricted stock units and similar instruments, for the Named Executive Officers during 2009.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Sherwin I. Seligsohn……….….….….….….….….….….….….….….….….….	30,000	255,750	8,198	76,815
Steven V. Abramson……….….….….….….….….….….….….….….….….….	13,800	117,645	12,297	115,223
Sidney D. Rosenblatt……….….….….….….….….….….….….….….….….…	30,000	255,750	12,297	115,223
Julia J. Brown, Ph.D ……….….….….….….….….….….….….….….….….….	15,000	127,875	8,198	76,815
Janice K. Mahon…………...….….….….….….….….….….….….….….….….	7,500	62,888	2,460	23,050

_______________

(1)	Based on the difference between the closing price of our common stock on the NASDAQ Global Market on the date of exercise and the exercise price of the stock options or warrants exercised.

(2)	Based on the closing price of our common stock on the NASDAQ Global Market on the date of vesting.

Potential Payments Upon Termination or Change-in-Control

In April 2003, the Company entered into Change in Control Agreements with the Named Executive Officers (the “Original CIC Agreements”).  These agreements provided for certain cash payments and other benefits to the Named Executive Officers in the event of an effective termination of these individuals’ employment in connection with a “Change in Control” of the Company.

In November 2008, the Original CIC Agreements were amended and restated to bring them into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder.  At the same time, the Original CIC Agreement with Ms. Mahon was amended to ensure that she would be treated the same as our other Named Executive Officers in the event of a termination of her employment for a Change in Control.

Under the Amended and Restated CIC Agreements (the “Amended CIC Agreements”), the benefits to which our Named Executive Officers would be entitled in the event of a termination of employment for a Change in Control include the following:

•
a lump-sum payment equal to two times the sum of the average annual base salary and the annual bonus to the individual, including any authorized deferrals, salary reduction amounts and any car allowance, and including the fair market dollar value equivalent of any bonus amounts paid in the form of stock options, stock appreciation rights, warrants, stock awards or performance units;

•
a lump-sum payment equal to the estimated after-tax premium cost to the individual of continuing any Company-sponsored life, travel or accident insurance and disability insurance coverage for the individual (and where applicable, his or her spouse and dependents), based on coverage levels in effect immediately prior to the termination date (less any contributions that would have been required by the individual), for two years;

•
a lump-sum payment equal to the Company-provided contributions to which the individual would be entitled under the Company’s 401(k) savings and retirement plans, assuming the individual continued working for the Company for two years at his or her annual base salary;

•
effective immediately preceding the Change in Control (but contingent upon the consummation of the Change in Control), full vesting of all outstanding, unvested equity awards held by the individual immediately preceding the Change in Control that have not yet become vested (and exercisable to the extent applicable), except that awards which vest based on the attainment of performance criteria would not automatically vest but would instead be governed by the terms of the plan or agreement evidencing the award;

•
continued group hospitalization, health and dental care coverage, at the level in effect as of the termination date (or generally comparable coverage) for the individual and, where applicable, the individual’s spouse and dependents, for two years assuming the individual continued working for the Company;

•	a lump-sum payment equal to $10,000 for outplacement assistance services for two years; and

•	an additional payment to cover any excise tax imposed on the individual by reason of the individual receiving the payments and benefits specified above.

For each of the Named Executive Officers, the estimated payments and benefits that would be provided by the Company under the Amended CIC Agreements are set forth in the following table, based on the assumption that a triggering event took place on December 31, 2009.

Estimated Payments and Benefits on Termination in Connection With a Change-in-Control
Name	Lump Sum Payment of Two Times Annual Base Salary(1) ($)	Lump Sum Payment of Two Times Annual Bonus(2) ($)	Lump Sum Payment for Accrued and Unused Paid Time Off and Sick Time ($)	Lump Sum Payment of Estimated After-Tax Cost to Continue Life, Travel and Disability Insurance for Two Years ($)	Lump Sum Payment of Estimated Contribu-tions Under 401(k) Savings and Retirement Plans for Two Years($)	Estimated Value of Ongoing Payments to Continue Group Hospitaliza-tion, Health and Dental Coverage for Two Years ($)	Estimated Value of Unvested Stock Options and Stock Awards Subject to Accelerated Vesting(3) ($)	Payment for Outplace-ment Assistance Services ($)	Value of Tax Reimburse-ment Payments on Account of Excise or Other Taxes ($)	Total Payments and Benefits ($)
Sherwin I. Seligsohn	624,047	800,000	72,005	25,242	14,700	11,375	390,514	10,000	–––	1,947,883
Steven V. Abramson	1,043,483	1,300,000	107,114	27,787	14,700	23,163	368,377	10,000	–––	2,894,624
Sidney D. Rosenblatt	1,043,483	1,300,000	83,653	39,109	14,700	36,249	585,765	10,000	–––	3,112,959
Julia J. Brown, Ph.D.	724,500	899,992	74,697	5,003	14,700	27,779	414,950	10,000	714,945	2,886,566
Janice K. Mahon	499,253	295,990	47,810	4,763	14,700	36,254	120,794	10,000	310,109	1,339,673
_______________

(1)
Under the Amended CIC Agreements, this is to be based on the highest monthly base salary paid or payable to the employee during the twenty-four (24) months prior to December 31, 2009, including any amounts earned but deferred.  It is also to include any annual car allowance.  For purposes of this calculation, the employee’s bi-weekly salary as of the payment period ended on December 19, 2009 was utilized.  Also, an annual car allowance of $6,000 is included for each of Mr. Abramson and Mr. Rosenblatt.

(2)
Under the Amended CIC Agreements, this is to be based on the highest annual bonus to the employee for the last three full fiscal years prior to December 31, 2009, and is to include the fair market dollar value equivalent of any stock, restricted stock or stock options issued as bonus consideration, determined as of the date of issuance and without regard to any restrictions or vesting conditions.  For purposes of this calculation, the employee’s 2008 annual bonus was utilized.

(3)	Assumes all unvested or restricted stock options and stock awards automatically vest on a Change of Control. Does not include restricted stock bonuses awarded on January 6, 2010.

In consideration of receiving these payments and benefits, each Named Executive Officer has agreed not to compete with the Company for six months following his or her termination in connection with a Change in Control.  Each Named Executive Officer has further agreed that, for two years following his or her termination he or she will not knowingly (i) solicit or recruit any of the Company’s employees to compete with the Company, or (ii) divert or unreasonably interfere with the Company’s business relationships with any of its suppliers, customers, partners or joint venturers with whom the individual had any involvement.  In addition, each Named Executive Officer is required to execute a general release of all employment-related claims he or she may have against the Company in order to receive the payments and benefits specified under the Amended CIC Agreements.

As used in the Amended CIC Agreements, a Change in Control of the Company would occur if:

•
any person first becomes the beneficial owner of securities of the Company (not including securities previously owned by such persons or any securities acquired directly from the Company) representing 30% or more of the then-outstanding voting securities of the Company;

•	the individuals who constitute our Board of Directors at the beginning of any 24-month period cease, for any reason other than death, to constitute at least a majority of our Board of Directors;

•
the Company consummates a merger or consolidation with any other corporation, except where the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent at least 50% of the voting securities of the Company (or the surviving entity of the merger or consolidation or its parent), or where no person first becomes the beneficial owner of securities of the Company representing 30% or more of the then-outstanding voting securities of the Company;

•
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or an agreement is consummated for the sale or disposition by the Company of all or substantially all of its assets, excluding a sale or disposition by the Company of all or substantially all of its assets to an entity, at least 50% of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to the sale; or

•
any person consummates a tender offer or exchange for voting stock of the Company and, directly or indirectly, becomes (in one or more transactions) the “beneficial owner” of securities of the Company representing a majority of the voting securities of the Company.

As used in the Amended CIC Agreements, a termination of a Named Executive Officer in connection with a Change in Control of the Company would include a termination of the individual’s employment:

•	by the Company at the time of or within two years after a Change in Control, other than for the individual’s death or incapacity for a period of 12 consecutive months, or for cause;

•
by the individual within two years after a Change in Control for (i) the Company’s breach of the Amended CIC Agreement or any other material obligation of the Company to the individual, (ii) any significant reduction by the Company of the individual’s authority, duties or responsibilities, (iii) any demotion or removal of the individual from his or her employment grade, compensation level or officer positions, or (iv) a relocation by more than 50 miles of the offices of the Company at which the individual principally works; and

•
by either the Company or the individual during the one year period immediately preceding a Change in Control, unless the Company establishes by clear and convincing evidence that the termination was for good faith business reasons not related to the Change in Control.

Compensation of Directors

The following table provides information on the compensation of members of our Board of Directors (who are not Named Executive Officers) in 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Leonard Becker……….….….….….….….….….….…..	46,138	71,181	(2)	–––	–––	117,319
Elizabeth H. Gemmill...….….….….….….….….….…....	46,138	71,181	(2)	–––	–––	117,319
C. Keith Hartley………….….….….….….….….….…..	46,138	71,181	(2)	–––	–––	117,319
Lawrence Lacerte……..….….….….….….….….….….	46,138	71,181	(2)	–––	–––	117,319
_______________

(1)
The aggregate numbers of shares issuable to each director upon the exercise of options outstanding as of December 31, 2009 were as follows:  Mr. Becker – 105,000 shares; Ms. Gemmill – 130,000 shares; Mr. Hartley – 130,000 shares; and Mr. Lacerte – 0 shares.  There were no restricted stock awards to any of our directors outstanding as of December 31, 2009.

(2)
This amount is based on the aggregate grant date fair value of all stock awards to the named director in 2009.  The amount includes unrestricted share awards to the named director that were approved on December 17, 2009.

Compensation to each non-employee member of the Board of Directors in 2009 consisted of the following:

•	Director fees, paid in cash; and

•	Stock awards recommended by the Compensation Committee and approved on December 17, 2009. These awards are issued in quarterly installments at the end of each calendar quarter during 2010.

Committee chairpersons did not receive any additional fees or other compensation for service in this capacity.  In addition to the foregoing amounts, we reimbursed members of our Board of Directors for their reasonable travel expenses to attend all Board and committee meetings in 2009.

PROPOSAL 2
APPROVAL OF AN AMENDMENT TO AMENDED AND RESTATED THE ARTICLES OF
INCORPORATION TO INCREASE THE COMPANY’S AUTHORIZED SHARES OF CAPITAL STOCK

The Board of Directors has unanimously approved an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000 and to increase the aggregate number of authorized shares of capital stock from 55,000,000 to 105,000,000, with no increase in the 5,000,000 authorized shares of preferred stock.  If the amendment is approved by the shareholders, the text of the first paragraph of Section 5 of our Amended and Restated Articles of Incorporation will be amended and restated to read in its entirety as follows:

“The aggregate number of shares which the Corporation shall have authority to issue shall be 105,000,000 shares: (a) 100,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”); (b) 4,800,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”) (exclusive of the shares of Series A Preferred Stock); and (c) 200,000 shares of Series A Nonconvertible Preferred Stock, $.01 par value per share.”

As more fully set forth below, the proposed amendment is intended to improve our flexibility in meeting future needs for unreserved common stock.  However, and while this is not the intent of the proposal, in addition to general corporate purposes, the proposed amendment can be used to make more difficult a change in control of the Company.

As of the close of business on December 31, 2009, we had 43,243,949 shares of common stock issued and outstanding, subject to issuance upon the exercise of outstanding stock purchase warrants and stock options, reserved for issuance to PPG Industries, Inc. under our existing OLED Materials Supply and Service Agreement, and available for grant under our Equity Compensation Plan and Employee Stock Purchase Plan, calculated as follows:

Shares issued and outstanding	36,818,440
Shares subject to issuance under issued and outstanding stock purchase warrants	1,428,792
Shares subject to issuance under issued and outstanding stock options	2,596,501
Shares reserved for issuance to PPG Industries	284,360
Shares available for grant under Equity Compensation Plan	1,129,912
Shares available for grant under Employee Stock Purchase Plan	985,944
43,243,949

After taking into consideration the above share amounts, and assuming no increase in the number of authorized shares, we have only 6,756,051 unreserved shares of common stock that remain available.

Reasons for the Amendment

From our inception, we have utilized our common stock and securities convertible into common stock for a variety of purposes relating to the development of our technology and the acquisition of our intellectual property.  We have also engaged in public and private offerings of common stock as a primary method of raising capital to fund our operations, and equity grants have comprised a substantial portion of our compensation program.  It is our intention to continue to engage in all of these practices.  Without the ability to do so, we believe that our future progress would be severely jeopardized and result in adverse consequences for our shareholders.

Our Board of Directors believes that the proposed increase in the number of authorized shares of common stock is essential to facilitate our ability to develop our technology, acquire intellectual property, raise capital to fund our operations and compensate our employees.  The shares proposed for authorization could be used, among other things, to increase funding through potential equity transactions with institutional or other investors, to help secure licensing or other agreements with potential partners who might seek to acquire an equity interest as part of their overall business arrangement with us, or to possibly acquire other businesses, as well as for other bona fide corporate purposes.  If our shareholders do not approve this proposal to increase the number of authorized shares, we believe that we will be substantially limited in our ability to advance our operational and strategic plans.

The increased number of authorized shares of common stock will be available for issuance from time to time for such purposes and consideration as the Board of Directors may approve and no further approval by our shareholders will be required, except as provided under Pennsylvania law or under the rules of the NASDAQ Global Market or any other national securities exchange or market on which our common stock may be listed.  The availability of additional shares for issuance, without the delay and expense of obtaining the approval of our shareholders at a subsequent special meeting, will afford us greater flexibility in acting upon proposed transactions.

We currently have no plans to issue any additional shares of our common stock other than the shares that have previously been reserved or committed for issuance as described above.

The increase in authorized common stock will not have any immediate effect on the rights of our existing shareholders.  To the extent that additional authorized shares are issued in the future, they would decrease our existing shareholders’ percentage equity ownership in the Company and, depending on the price at which they are issued, may be dilutive to existing shareholders.  The additional shares of common stock for which authorization is sought would have identical rights, preferences and privileges to the shares of our common stock authorized prior to approval of this proposal.  Holders of our common stock do not have preemptive rights to subscribe to additional securities that may be issued by us, which means that current shareholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership thereof.

The increase in the number of authorized shares of our common stock may facilitate certain other anti-takeover devices that may be advantageous for our management to attempt to prevent or delay a change of control.  For example, our Board of Directors could cause additional shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid.  Additionally, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through an acquisition of a substantial number of shares of our common stock, to acquire control of the Company, since the issuance of such shares could dilute the common stock ownership of such person or entity.  Employing such devices may adversely impact shareholders who desire a change in management, or who desire to participate in a tender offer or other sale transaction involving the Company.  At the present time, we are not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this proposal is not being made in response to any such attempts.

The Amended and Restated Articles of Incorporation of the Company authorize the issuance of 5,000,000 shares of preferred stock, of which 4,800,000 shares remain undesignated as of December 31, 2009.  Our Board of Directors, within the limitations and restrictions contained in the Amended and Restated Articles of Incorporation, applicable law and stock exchange regulations, and without further action by our shareholders, has the authority to issue the remaining undesignated preferred stock with rights that could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company.

No Dissenters’ Rights

Under Pennsylvania law, shareholders are not entitled to dissenters’ rights of appraisal with respect to this proposal.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval.  Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote.  Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
ADOPTION OF THIS PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

At its April 6, 2010 meeting, our Audit Committee recommended and approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2010.  KPMG has served in this capacity since being engaged by us on July 30, 2002.  We are seeking the ratification of our appointment of KPMG as our independent registered public accounting firm for 2010 at the Annual Meeting of Shareholders.

We expect that a representative of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions.  If this representative desires to do so, he or she will have the opportunity to make a statement at the Annual Meeting.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval.  Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote.  Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
ADOPTION OF THIS PROPOSAL 3.

Fees Billed by the Company’s Independent Auditors

The audit and tax fees to us from KPMG for 2009 and 2008 are set forth in the table below:

Fee Category	2009		2008
Audit Fees	$239,000	(1) (2)	$220,000	(1)
Audit-Related Fees	–––		–––
Tax Fees	$14,795	(3)	–––
All Other Fees	–––		–––

_______________

(1)
Consisted of fees relating to the audit of consolidated financial statements, the audit of internal control over financial reporting, quarterly reviews, and the issuance of consents relating to registration statements filed with the SEC.

(2)	Also consisted of fees relating to a statutory audit of the Company’s subsidiary in Hong Kong.

(3)	Consisted of fees relating to tax consultation for assisting with tax issues associated with business operations outside of the United States.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee currently approves all engagements to provide both audit and non-audit services, and has not established formal pre-approval policies or procedures.  During 2009, our Audit Committee approved non-audit services, as defined by Rule 2-01(c)(7)(i)(C) of Regulation S-X, relating to tax consultation for assisting with tax issues associated with business operations outside of the United States.

EQUITY COMPENSATION PLANS

The following table includes information on our equity compensation plans (including individual compensation arrangements), both those previously approved and not approved by our shareholders, as of December 31, 2009:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans(1) (#)
Equity compensation plans approved by security holders………	2,596,501		10.65	2,115,856	(3)
Equity compensation plans not approved by security holders………	684,340	(2)	15.25	–––
Total………………………………..	3,280,841		11.61	2,115,856	(3)
_______________

(1)	Excludes securities reflected in the column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

(2)
Equity compensation plan arrangements not approved by shareholders consist of various warrants to purchase shares of our common stock.  These warrants were granted under written agreements containing substantially similar terms.  The material distinguishing features of each such arrangement are identified in the table below.  All grants are fully vested.

(3)
Includes 985,944 shares remaining available under the Company’s Employee Stock Purchase Plan.  No more than 12,500 shares are subject to purchase by each participant during any three-month purchase period under the Plan.

Grantee(s)	Number of Unexercised Shares (#)		Exercise Price ($)		Grant Date	Expiration Date
Scientific Advisory Board Member……….….….….….….….….….….….….….….	93,994	(1)	12.39	(1)	2/17/2000	2/17/2010
Julia J. Brown, Ph.D……………………….….….….….….….….….….….….….….….	90,000		16.75		4/18/2000	4/18/2010
PPG Industries, Inc………………………...….….….….….….….….….….….….….…	315,461		10.39		2/15/2004	2/15/2011
PPG Industries, Inc………………………...….….….….….….….….….….….….….…	184,885		24.28		2/15/2005	2/15/2012
Total warrants and options not approved by security holders……………………	684,340
_______________

(1)	As adjusted, in accordance with anti-dilution provisions of the applicable warrant agreement.

Summary of the Employee Stock Purchase Plan

On April 7, 2009, our Board of Directors adopted the Universal Display Corporation 2009 Employee Stock Purchase Plan (the “Stock Purchase Plan”).  The Stock Purchase Plan was approved by our shareholders on June 25, 2009, and became effective on July 1, 2009.

The Stock Purchase Plan allows employees of our Company and its subsidiaries to purchase shares of our common stock at up to a 15% discount through payroll deductions.  The purpose of the Stock Purchase Plan is to provide participating employees with the opportunity to acquire an ownership interest in us.  These ownership interests are designed to provide an incentive for participants to help increase our success and provide an opportunity to share in that success as we continue to shape the future of OLED technologies and materials.

We have reserved 1,000,000 shares of our common stock for issuance under the Stock Purchase Plan, subject to adjustments in certain circumstances such as stock splits, stock dividends, recapitalizations, and other similar events affecting our common stock.  The Stock Purchase Plan is administered by our Compensation Committee, which has full discretionary authority to interpret and construe any provision of the Stock Purchase Plan and to adopt such rules and regulations for administering the Stock Purchase Plan as it deems necessary.

Each of our employees and employees of our subsidiaries that adopt the Stock Purchase Plan who are regularly scheduled to work more than 20 hours per week and for more than five months per calendar year will be eligible to participate in the Stock Purchase Plan.  Under the requirements of the Internal Revenue Code, an employee who owns 5% or more of the total combined voting power of all classes of our stock is not eligible to participate.

Under the Stock Purchase Plan, there are a series of consecutive purchase periods.  The first purchase period began on July 1, 2009 and ended on September 30, 2009.  Unless the Plan Administrator determines otherwise prior to the beginning of a purchase period, each subsequent purchase period will begin at three-month intervals on each January 1, April 1, July 1 and October 1 and will last for three months, ending on March 31, June 30, September 30 or December 31, as the case may be.

Each eligible employee who elects to participate in a purchase period will be granted an option to purchase shares of our common stock on the first day of the purchase period.  The option will automatically be exercised on the last day of the purchase period, which is the purchase date, based on the employee’s accumulated contributions to the Stock Purchase Plan.  The purchase price of each share of our common stock under the Stock Purchase Plan will be equal to 85% of the lesser of the price per share of our common stock on the first day of the purchase period or the price of our common stock on the last day of the purchase period.  Participants will generally be permitted to allocate up to 10% of their compensation to purchase our common stock under the Stock Purchase Plan.

Participants may stop their participation in the Stock Purchase Plan at any time during any purchase period.  Participation ends automatically upon termination of employment or if the participant ceases to be an eligible employee for any reason (including death, disability or change in status).

The maximum number of shares that a participant may purchase on any purchase date may not exceed 12,500 shares, subject to adjustment by the Plan Administrator prior to the beginning of the purchase period and subject to share adjustments as described above.  In addition, no participant may purchase more than $25,000 of our common stock during each calendar year under the Stock Purchase Plan.

If we experience a change of control while the Stock Purchase Plan is in effect, all outstanding options under the Stock Purchase Plan will automatically be exercised immediately prior to the effective date of the change of control.  The purchase price for each share of our common stock under the Stock Purchase Plan on such purchase date will be equal to 85% of the lesser of the price per share of our common stock on the first day of the purchase period or the price per share of our stock immediately prior to the change of control.  If a change of control occurs, the limitation on the aggregate number of shares that a participant may purchase on any given purchase date will continue to apply.

Our Board of Directors may amend or terminate the Stock Purchase Plan at any time.  Our Board of Directors may not amend the Stock Purchase Plan without shareholder approval if such amendment increases the number of shares of our common stock issuable under the Stock Purchase Plan, except for permissible adjustments in the event of changes in our capitalization, alters the purchase price formula to reduce the purchase price payable for shares purchasable under the Stock Purchase Plan, or modifies the eligibility requirements under the Stock Purchase Plan.

Unless sooner terminated by our Board of Directors, the Stock Purchase Plan will terminate upon the earliest of (i) the date on which all shares available for issuance under the Stock Purchase Plan have been issued; or (ii) the date on which all options are exercised in connection with a change of control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information, as of the Record Date, with respect to persons known by the Company to beneficially own more than five percent (5%) of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2) (#)	Percentage Ownership(2)
Common Stock
	Scott Seligsohn(3)(4)……………………..….….….….….….….….….	3,420,341	9.1%
	Lori S. Rubenstein(3)(5)…………………….….….….….….….….….	3,301,000	8.8%
	Steven G. Winters(3)(6)………………….….….….….….….….….….	3,176,000	8.5%
	FMR LLC(7)…………………………..….….….….….….….….…......	4,748,045	12.6%

Series A Preferred Stock
	American Biomimetics Corporation(6)(9).….….….......….….…......	200,000	100%
	Sherwin I. Seligsohn(9)………………...….….….….….….….….….	200,000	100%
_______________

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock and Series A Preferred Stock beneficially owned by them.  The percentage ownership for each beneficial owner listed above is based on 37,565,808 shares of our common stock and 200,000 shares of our Series A Preferred Stock outstanding as of the Record Date.  In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes (i) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Lori S. Rubenstein (the “Rubenstein Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (ii) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Scott Seligsohn (the “Seligsohn Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; and (iii) 176,000 shares of our common stock owned by American Biomimetics Corporation, of which the Rubenstein Trust and Seligsohn Trust are the principal shareholders.  Ms. Lori S. Rubenstein is Mr. Sherwin I. Seligsohn’s adult daughter, and Mr. Scott Seligsohn is Mr. Sherwin I. Seligsohn’s adult son.

(4)	Includes 23,250 options to purchase shares of our common stock and 221,091 shares of our common stock owned directly by Mr. Scott Seligsohn.

(5)	Includes 125,000 shares of our common stock owned directly by Ms. Rubenstein.

(6)	The address of these beneficial owners is c/o Cozen O'Connor, 1900 Market Street, Philadelphia, PA 19103.

(7)
Based solely on a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, on February 16, 2010.  These shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment advisor.  The ownership of one investment company, Fidelity Growth Company Fund, amounted to 3,670,445 of the shares.  Fidelity has sole power to dispose of or to direct the disposition of all of the shares, but does not have sole or shared power to vote or to direct the vote of any of the shares.  Voting of the shares occurs under written guidelines established by the Board of Trustees for the various Fidelity funds that own the shares.  The reported address for each of Fidelity Management & Research Company, FMR LLC, Fidelity Growth Company Fund and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)
Mr. Sherwin I. Seligsohn, our Founder and Chairman of the Board, is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.

Security Ownership of Management

The table below sets forth certain information, as of the Record Date, with respect to the beneficial ownership of any class of our equity securities beneficially owned by all directors, nominees for director and Named Executive Officers of the Company.

Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned (#)(2)	Percentage Ownership(2)
Common Stock
	Sherwin I. Seligsohn(3)………………….….….….….….….….….	680,776	1.8%
	Steven V. Abramson…………………….….….….….….….….….	552,569	1.5%
	Sidney D. Rosenblatt………………...….….….….….….….….….	784,055	2.1%
	Julia J. Brown, Ph.D…………………….….….….….….….….….	421,279	1.1%
	Janice K. Mahon……………………..….….….….….….….….….	107,195	*
	Leonard Becker……………………...….….….….….….….….….	123,530	*
	Elizabeth H. Gemmill………………..….….….….….….….….….	182,155	*
	C. Keith Hartley(4)…………………...….….….….….….….….….	198,508	*
	Lawrence Lacerte……………………….….….….….….….….….	959,191	2.6%
	All directors and executive officers as a group (9 persons)……………..….….….….….….….….….	4,009,258	10.3%

Series A Preferred Stock
	Sherwin I. Seligsohn(5)………………….….….….….….….….….	200,000	100%
_______________

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.  The percentage ownership for each beneficial owner listed above is based on 37,565,808 shares of our common stock and 200,000 shares of our Series A Preferred Stock outstanding as of the Record Date.  In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The numbers of shares of common stock listed include the following number of shares issuable upon the exercise of outstanding warrants or options: Sherwin I. Seligsohn – 255,750; Steven V. Abramson – 117,300; Sidney D. Rosenblatt – 255,000; Julia J. Brown – 303,500; Janice K. Mahon – 91,250; Leonard Becker – 85,000; Elizabeth H. Gemmill – 130,000; C. Keith Hartley – 130,000; and Lawrence Lacerte – 0.

(3)
Includes 176,000 shares of our common stock owned by American Biomimetics Corporation, of which Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary.  Also includes 21,000 shares of our common stock owned by The Seligsohn Foundation, of which Mr. Sherwin I. Seligsohn is the sole trustee.  Does not include (i) 1,500,000 shares of our common stock owned by the Rubenstein Trust; (ii) 1,500,000 shares of our common stock owned by the Seligsohn Trust; (iii) 125,000 shares of our common stock owned by Ms. Lori S. Rubenstein; and (iv) 23,250 options to purchase shares of our common stock and 221,091 shares of our common stock owned by Mr. Scott Seligsohn, as to which in each case Mr. Sherwin I. Seligsohn disclaims beneficial ownership.

(4)	Includes 23,528 shares of our common stock owned by Mr. Hartley’s Defined Benefit Pension Plan.

(5)	Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Global Photonic Energy Corporation

Global Photonic Energy Corporation (“GPEC”) is a private company that was formed by Sherwin I. Seligsohn, our Founder and Chairman of the Board, at about the same time we began operating in 1994.  GPEC’s business focuses on organic photovoltaic solar cell technologies.  These technologies are related to our organic light emitting device (OLED) technologies, in that similar processes and materials used to emit light from an OLED may be useful for converting solar energy into electricity in an organic photovoltaic device.

Sherwin I. Seligsohn currently serves as Chairman of the Board, Chief Executive Officer and President of GPEC.  Certain other of our employees who are not directors or executive officers of the Company also are employed by and/or serve on the Board of Directors of GPEC.  Mr. Seligsohn and these other individuals receive separate salaries, bonuses and other compensation from GPEC for their work in these various capacities.

For many years, we and GPEC have both funded research in the laboratories of Dr. Stephen R. Forrest, formerly at Princeton University and now at the University of Michigan, and Dr. Mark E. Thompson at the University of Southern California.  Our funded research relates to OLEDs and other organic opto-electronic devices, and GPEC’s funded research relates to organic photovoltaic solar cells.  On occasion, inventions arising from this funded research have application to both our and GPEC’s fields of interest.

To address this potential overlap of interest, we reached an understanding with GPEC, memorialized in a letter dated June 4, 2004, that patent rights derived from research funded under the research agreements after that date would be licensed to each of the Company and GPEC exclusively in its respective field of interest.  For GPEC, this field is organic photovoltaic cell for solar energy conversion.  For us, this field is thin film organic electronics for displays, lasers, lighting, organic tft’s, organic memories and other thin-film organic devices, but not including thin film organic photovoltaic cells for solar energy conversion.  We and GPEC each pay a portion of the legal fees and other costs for patent filings claiming inventions that have application to both parties’ fields of interest, which filings are made in agreed upon countries.  If only one of the parties wishes to make a patent filing in a particular country, that party bears the entire cost of the filing.  Otherwise, the parties exchange no money or other consideration on account of this arrangement.

Our Relationship with Scott Seligsohn

We employ Scott Seligsohn, son of Sherwin I. Seligsohn, as an executive assistant to Sherwin I. Seligsohn in his capacity as our Founder and Chairman of the Board of Directors.  In 2009, we paid Scott Seligsohn base salary and bonus compensation of $100,020.

Policies and Procedures for Approval of Related Person Transactions

Consistent with applicable NASDAQ listing requirements, the Audit Committee of our Board of Directors is responsible for reviewing all transactions between us and related persons for potential conflicts of interest on an ongoing basis, and for approving all such transactions.  Related persons include any of our directors or nominees for director, any of our executive officers, any shareholders owning more than 5% of any class of our equity securities, and immediate family members of any of these persons.

To help identify transactions with related persons, each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which they or their family members have an interest.  Responses to these Director and Officer Questionnaires are reviewed and transactions that might reasonably pose a conflict of interest are brought to the attention of the Audit Committee for consideration.

The transactions with the related persons identified above were all reviewed with our Audit Committee at a meeting on April 6, 2010.  At this meeting, the Audit Committee ratified each of these transactions following its consideration of the potential conflicts of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, as well as persons beneficially owning more than 10% of any class of our equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of these equity securities.  Based solely on our review of these reports as furnished to us during or with respect to 2009, we believe that our executive officers, directors and holders of more than 10% of any class of our equity securities met all applicable filing requirements.

RISK OVERSIGHT BY OUR BOARD OF DIRECTORS

The role of our Board of Directors in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and strategic risks.  Our Board of Directors also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives.

In particular, our Audit Committee is tasked pursuant to its charter to “to discuss with management and the Company’s independent auditor, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major exposures to financial risk and the steps taken by management to monitor and mitigate such exposures.”  As appropriate, the Chairperson of the Audit Committee reports to the full Board of Directors on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full Board to coordinate their risk oversight activities.

In its risk oversight capacity, our Board of Directors and Audit Committee engage in various practices, including, without limitation:

•
reviewing and considering reports from and information provided by management to the Board and its committees on topics relating to the risks that we face, including, without limitation, the status of current and anticipated developments of our technology, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;

•	the direct oversight of specific areas of our business by our Compensation Committee and Audit Committee; and

•
reviewing and considering reports from, and information provided by, our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our compensation practices and our internal control over financial reporting.

As one component of our risk oversight and anti-fraud program, our Audit Committee has established complaint reporting procedures described in the “For Investors” section of our website at www.universaldisplay.com.  These procedures indicate how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters.  Once received, grievances are reviewed by our President and General Counsel and then forwarded to the Chairperson of the Audit Committee for consideration.  Questions or concerns may also be submitted anonymously to the Audit Committee in writing, via an unsigned letter, or through a name-protected email process administered by a third-party service provider.

ETHICS AND BUSINESS CONDUCT

Code of Ethics and Code of Conduct for Employees

We have adopted Corporate Policies and Procedures applicable to all of our officers and other employees, which we last updated in December 2006 and which was ratified by our Board of Directors on January 15, 2007.  A portion of these policies and procedures (our “Code of Conduct for Employees”) constitutes our “code of ethics” for the Chief Executive Officer, Chief Financial Officer and Controller within the meaning of applicable SEC rules.  Our Code of Conduct for Employees also serves as our “code of conduct” applicable to all officers and employees of the

Company as required by applicable NASDAQ listing standards.  In December 2009, all of our employees were asked to review and affirm their knowledge and understanding of the Code of Conduct for Employees.  Our Code of Conduct for Employees is publicly available through the “For Investors” section of our website at www.universaldisplay.com.

If we make any further amendments to our Code of Conduct for Employees (other than technical, administrative, or other non-substantive amendments), or if we grant any waivers of the Code of Conduct for Employees (including implicit waivers) in favor our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in that same location on our website, or in a current report on Form 8-K that we file with the SEC.  In addition, any waiver of our Code of Conduct for Employees with respect to our executive officers must be approved by our Board of Directors.

Code of Conduct for Directors

Our Board of Directors has adopted a “Code of Conduct for Directors” that serves as our “code of conduct” applicable to all of our directors as required by applicable NASDAQ listing requirements.  The Code of Conduct for Directors was last ratified by our Board of Directors at a meeting held on April 6, 2010.  Our Code of Conduct for Directors is publicly available through the “For Investors” section of our website at www.universaldisplay.com.  Any waiver of our Code of Conduct for Directors must be approved by our Board of Directors and will be disclosed as required under applicable regulations.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals to us on matters appropriate for shareholder action at our next annual meeting of shareholders in accordance with regulations adopted by the SEC.  Proposals must be received by December 24, 2010, to be considered for inclusion in the proxy statement and form of proxy for our next annual meeting of shareholders.  Shareholder proposals received by us after March 9, 2011, will be deemed “untimely,” and proxy holders will have the right to exercise discretionary voting authority with respect to such proposals.

All shareholder proposals must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws.  Proposals should be directed to the attention of our Corporate Secretary at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

ANNUAL REPORT TO SHAREHOLDERS

A copy of our 2009 Annual Report to Shareholders, containing financial statements for the year ended December 31, 2009, is being transmitted with this proxy statement.  A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements and any financial statement schedules, may be obtained, without charge, by writing to us at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618, Attn: Corporate Secretary.

Sincerely,

/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Ewing, New Jersey
April 26, 2010

Directions to the Annual Meeting of Shareholders

From New York, New Jersey, and all points East via I-95 South:
Take I-95 South to the NJ Turnpike South.  Take the NJ Turnpike South to the PA Turnpike (Exit 6).  Take the PA Turnpike West to I-476 South (Exit 25A).  Take I-476 South to I-76 East.  Take I-76 to Exit 339, Rt. 1 South – City Avenue.*

From Delaware, Maryland and all points South via I-95 North:
Take I-95 North to I-76 (Exit 11).  Take I-76 across the George Platt Bridge.  After exiting the bridge, turn left onto I-76 West.  Take I-76 West to Exit 339, Rt. 1 South – City Avenue.*

From Harrisburg, Hershey and all points West via the Pennsylvania Turnpike:
Take the PA Turnpike East to I-76 East (Exit 24 – Valley Forge).  Take I-76 East to Exit 339, Rt. 1 South – City Avenue.*

* When exiting I-76 onto City Avenue, stay in the far left lane and proceed through the first traffic light.  Turn left at the next light onto Presidential Blvd.  Make the first right into the Crowne Plaza Hotel parking lot.  If driving North on City Avenue, or if required to turn around, there is an entrance to the Hotel between T.G.I. Friday’s and TD Bank.

UNIVERSAL DISPLAY CORPORATION

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 24, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sherwin I. Seligsohn, Steven V. Abramson and Sidney D. Rosenblatt, jointly and severally, as proxies, each with power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Universal Display Corporation held of record by the undersigned on April 8, 2010, at the Annual Meeting of Shareholders to be held on June 24, 2010, or any adjournment thereof.

PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN YOUR PROXY PROMPTLY

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
UNIVERSAL DISPLAY CORPORATION
June 24, 2010

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Shareholders to be Held on June 24, 2010
This proxy statement and our 2009 Annual Report to Shareholders are available at www.universaldisplay.com in the “For Shareholders – SEC Documents” section.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.
↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AND PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	Election of the seven directors proposed in the accompanying Proxy Statement, each to serve for a one-year term and until a successor is selected and qualified.
NOMINEES
[ ] FOR ALL NOMINEES	□	Steven V. Abramson
	□	Leonard Becker
[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES	□	Elizabeth H. Gemmill
	□	C. Keith Hartley
[ ] FOR ALL EXCEPT (See Instructions Below)	□	Lawrence Lacerte
	□	Sidney D. Rosenblatt
	□	Sherwin I. Seligsohn

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ▄

	FOR	AGAINST	ABSTAIN
2.Approval of an Amendment to Increase the Company’s Authorized Shares of Capital Stock	□	□	□
3.Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2010	□	□	□

The shares represented by this proxy, if it is properly executed, will be voted in the manner directed herein by the undersigned shareholder(s).  If no direction is made, the shares represented by this proxy will be voted “FOR” all nominees for director and “FOR” Proposal 2 and Proposal 3.  To the extent permissible under applicable law, this proxy also delegates discretionary authority to vote on any matter that may properly come before the meeting, or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
□

Signature of Shareholder:___________________ Date _______ Signature of Shareholder:___________________ Date _______

Note:
Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.